Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2009

Los Angeles, – November 12, 2009 – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for the third quarter and the nine months ended September 30, 2009.

“In these unique economic circumstances, we have primarily focused on remaining safe and sound,” said Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of 1st Century Bancshares. “With a strong total risk-based capital ratio of 21.3%, 1st Century Bank remains one of the most highly capitalized banks in Southern California.  The Bank’s total risk based capital ratio is over twice the regulatory definition of “well-capitalized” (21.3% vs 10.0%).  We continue to provide for loan loss provisions coupled with timely and appropriate charge-offs.  With our strong capital position, proactive monitoring of our loan portfolio, and prudent increases in our loan loss reserve, we are situated to withstand these difficult economic times. With an increase in non-interest-bearing core deposits of 44.3%, we are well positioned to grow.”

Rothenberg added, “Importantly, our capital base does not include any troubled asset relief program (“TARP”) funds, trust preferred securities, subordinated debt or any other ‘quasi-equity’ instruments.  We have only common equity, and the size of our equity base allows us to take measures to stay ahead of this economic cycle.  In addition to our provisions against potential loan losses in the third quarter, we also set up an allowance against our deferred tax asset, a sensible measure consistent with conservative accounting practice and in line with our view that our near-term prospects for realizing this asset are unlikely.  Significantly, this did not have any material effect on our regulatory capital ratios since a significant portion of the deferred tax asset had previously been excluded by regulation in the calculation of the regulatory capital ratios.”

2009 Third Quarter Highlights

•

The Bank’s total risk-based capital ratio was 21.3% at September 30, 2009, which is above the regulatory standard of 10.0% for “well-capitalized” financial institutions.

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Total deposits increased $34.4 million or 22.3% from $154.3 million at December 31, 2008 to $188.7 million at September 30, 2009.  The increase in deposits resulted primarily from an increase in non-interest-bearing demand deposits and certificates of deposits.

•

Non-interest-bearing demand deposits increased $17.8 million or 44.3% from $40.3 million at December 31, 2008 to $58.1 million at September 30, 2009.  The increase in non-interest-bearing demand deposits is related to the Company’s continued efforts in core deposit gathering, as well as expanding the Company’s client base through relationship banking.

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As of September 30, 2009, total assets were $257.9 million, a decrease of 0.6% from December 31, 2008 and 1.3% from September 30, 2008.

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Gross loans decreased $11.5 million or 5.7% to $188.5 million from $200.0 million at December 31, 2008 and decreased $7.4 million or 3.8% from September 30, 2008 due to payoffs and paydowns.

•

As of September 30, 2009, the allowance for loan losses was $5.6 million or 2.95% of gross loans compared to $5.2 million or 2.59% of gross loans at December 31, 2008.

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Provision for loan losses was $1.7 million and $2.4 million for the three and nine months ended September 30, 2009, respectively, compared to $281,000 and $712,000 for the three and nine months ended September 30, 2008, respectively.

•

Net interest margin for the third quarter of 2009 decreased 56 basis points to 4.08% compared to 4.64% for the third quarter of 2008.  Net interest margin for the nine months ended September 30, 2009 decreased 50 basis points to 4.24% compared to 4.74% for the nine months ended September 30, 2008.

•

The Company continued to manage expenses.  Non-interest expense was down 6.2% and 2.5% for the three and nine months ended September 30, 2009, respectively, compared to the same periods in 2008.

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The Company recorded a 100% valuation allowance against the deferred tax asset at September 30, 2009, resulting in a non-cash charge of $3.4 million recorded as income tax expense for the three and nine months ended September 30, 2009.  This charge stemmed from management’s re-evaluation of the likelihood of producing near-term taxable income coupled with cumulative losses since inception that were exacerbated by the third quarter loss. This decision does not affect the Company’s cash flows or liquidity and did not have a significant effect on the Bank’s regulatory capital ratios because a significant portion of the deferred tax asset had previously been excluded by regulation in the calculation of the regulatory capital ratios.

•

Net loss was $4.6 million and $4.3 million for the three and nine months ended September 30, 2009, respectively, compared to net income of $151,000 and $416,000 for the three and nine months ended September 30, 2008, respectively.  The decrease in the Company’s earnings for the three and nine months ended September 30, 2009 compared to the three and nine months ended September 30, 2008 was primarily the result of the income tax expense to establish the deferred tax asset valuation allowance of $3.4 million for both the three and nine months ended September 30, 2009, and the increases in the provision for loan losses of $1.4 million and $1.6 million for the three and nine months ended September 30, 2009, respectively.

Capital Adequacy

At September 30, 2009, the Company’s stockholders’ equity totaled $50.6 million compared to $57.0 million at December 31, 2008.  The decrease was primarily related to a net loss of $4.3 million for the nine months ended September 30, 2009 and the repurchase under the Company’s stock repurchase program of 642,600 shares of common stock for a total cost to the Company of $2.6 million during the nine months ended September 30, 2009. The Bank’s total risk-based capital ratio, tier 1 capital ratio, and leverage ratio of 21.33%, 20.06%, and 17.43%, respectively, are all well above the regulatory standards for “well-capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

Balance Sheet

Total assets decreased 0.6% or $1.5 million to $257.9 million at September 30, 2009 compared to $259.4 million at December 31, 2008.  The decrease in total assets was primarily due to decreases in accrued interest and other assets, investments, and loans, net of allowance for loan losses and deferred costs/unearned fees, partially offset by an increase in cash and cash equivalents.  Accrued interest and other assets decreased 74.2% or $3.2 million to $1.1 million at September 30, 2009 compared to $4.3 million at December 31, 2008.  The decrease in accrued interest and other assets was primarily the result of a 100% valuation allowance of $3.5 million against the deferred tax asset recorded at September 30, 2009.  Investments decreased 14.9% or $7.6 million to $43.2 million at September 30, 2009 compared to $50.8 million at December 31, 2008.  The decrease in investments was primarily due to sales of investments.  Loans, net of allowance for loan losses and net deferred costs/unearned fees, decreased 6.0% or $11.7 million to $183.1 million at September 30, 2009 compared to $194.8 million at December 31, 2008.  The decrease in loans was primarily due to loan payoffs and paydowns.    Cash and cash equivalents increased $21.4 million to $25.6 million at September 30, 2009 compared to $4.2 million at December 31, 2008 due to increases in total deposits.

At September 30, 2009, total deposits were $188.7 million compared to $154.3 million at December 31, 2008, representing an increase of 22.3% or $34.4 million. The increase in deposits resulted primarily from an increase in non-interest-bearing demand deposits and certificates of deposits.

“We are pleased to see the substantial growth in our core deposits,” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc.  “Our growth is a testament to the efforts made by our experienced team at 1st Century Bank.  With our continued focus on relationship deposit growth, credit quality and superior customer service, we continue to successfully grow our franchise.  The dislocation caused by problems experienced by some of our competitors has given us the opportunity to attract new customers.  We anticipate more of such growth due to these unusual economic times.”

Credit Quality

Allowance and Provision for Loan Losses

The allowance for loan losses totaled $5.6 million, or 2.95% of gross loans at September 30, 2009, compared to $5.2 million, or 2.59% of gross loans at December 31, 2008. The provision for loan losses was $1.7 million and $2.4 million for the three and nine months ended September 30, 2009 compared to $281,000 and $712,000 for the same periods a year ago.

Net charge-offs were $874,000, or 1.79% of average gross loans for the three months ended September 30, 2009 compared to zero for the three months ended September 30, 2008.  Net charge-offs were $2.0 million, or 1.02% of average gross loans for the nine months ended September 30, 2009 compared to $160,000, or 0.09% for the nine months ended September 30, 2008.

Non-performing Assets

Non-accrual loans totaled $12.6 million and $5.7 million at September 30, 2009 and December 31, 2008, respectively. The Company placed seven additional loans on non-accrual status in the three months ended September 30, 2009; five secured commercial loans totaling $1.7 million, a $243,000 secured real estate-commercial mortgage loan, as well as a $1.5 million commercial loan secured by a junior lien on the borrower’s occupied residence.

As of December 31, 2008, $162,000 was recorded as other real estate owned (“OREO”) and included in accrued interest and other assets on the Company’s Unaudited Condensed Consolidated Balance Sheets.  During the three months ended September 30, 2009, the Company sold this OREO and recorded a gain of $56,000.  As of September 30, 2009, the Company does not have any OREO.

“The Bank continues to work through a period of deteriorating credit, and we are taking aggressive steps to identify and accurately address any loan with a loss potential,” said Jason P. DiNapoli, President and Chief Operating Officer of 1st Century Bancshares, Inc.  “With our capital base and current level of allowance for loan losses, we are well positioned to not only sustain a longer than anticipated downturn but also to benefit from an economic recovery.  We will continue to invest in our business and cautiously grow our franchise as opportunities arise.”

Net Interest Income and Margin

For the three and nine months ended September 30, 2009, average interest-earning assets were $246.0 million and $250.4 million, respectively, generating net interest income of $2.5 million and $7.9 million, respectively. For the three and nine months ended September 30, 2008, average interest-earning assets were $241.3 million and $237.8 million, respectively, generating net interest income of $2.8 million and $8.4 million, respectively. The growth in earning assets was primarily due to growth in loans.

The Company’s net interest margin for the three months ended September 30, 2009 was 4.08% compared to 4.64% for the three months ended September 30, 2008. The 56 basis point decrease in net interest margin from the third quarter 2008 to 2009 was primarily due to a decrease in yield on earning assets of 1.13%, partially offset by a decrease of 0.93% in rate paid for interest-bearing deposits and borrowings and an increase of $14.3 million of average demand deposits.  The decrease in yield on earning assets was primarily the result of a 1.16% decrease in loan yield which was principally the result of the prime rate decreasing 1.75% from September 30, 2008 to September 30, 2009.  Interest foregone on non-accrual loans totaled $172,000, resulting in a 0.28% reduction in the net interest margin for the three months ended September 30, 2009.  There were no non-accrual loans during the three months ended September 30, 2008.

The Company’s net interest margin for the nine months ended September 20, 2009 was 4.24% compared to 4.74% for the nine months ended September 30, 2008.  The net interest margin decreased 50 basis points comparing the nine months ended September 30, 2009 to the nine months ended September 30, 2008.  The decrease in net interest margin was primarily due to a decrease in yield on earning assets of 1.21%, partially offset by a decrease of 1.18% in rate paid for interest-bearing deposits and borrowings and an increase of $9.2 million of average demand deposits.  The decrease in yield on earning assets was primarily the result of a 1.48% decrease in loan yield which was principally the result of the prime rate decreasing 1.75% from September 30, 2008 to September 30, 2009.  Interest foregone on non-accrual loans totaled $406,000, resulting in a 0.22% reduction in the net interest margin for the nine months ended September 30, 2009.  There were no non-accrual loans during the nine months ended September 30, 2008.

Non-Interest Income

Non-interest income was $301,000 for the three months ended September 30, 2009 compared to $157,000 for the three months ended September 30, 2008.

The increase in non-interest income of $144,000 was primarily due to an increase in loan arrangement fees from $114,000 for the three months ended September 30, 2008 to $219,000 for the three months ended September 30, 2009 and an increase in service charges and other operating income from $16,000 for the three months ended September 30, 2008 to $40,000 for the three months ended September 30, 2009.  Additionally, during the three months ended September 30, 2009, the Company sold other real estate owned and recorded a gain of $56,000.  During the three months ended September 30, 2008, the Company sold other real estate owned for $370,000, resulting in a gain of $27,000.

For the nine months ended September 30, 2009, non-interest income was $776,000 compared to $329,000 for the same period a year ago.

The increase in non-interest income of $447,000 was primarily due to an increase in loan arrangement fees from $182,000 for the nine months ended September 30, 2008 to $506,000 for the nine months ended September 30, 2009 and an increase in service charges and other operating income from $97,000 for the nine months ended September 30, 2008 to $213,000 for the nine months ended September 30, 2009.

Non-Interest Expense

Non-interest expense was $2.3 million for the three months ended September 30, 2009 compared to $2.5 million for the three months ended September 30, 2008, representing a decrease of $153,000, or 6.2%.    Non-interest expense was $7.2 million for the nine months ended September 30, 2009 compared to $7.4 million for the nine months ended September 30, 2008, representing a decrease of $181,000, or 2.5%.

Compensation and benefits decreased $364,000 or 23.6%, to $1.2 million for the three months ended September 30, 2009 from $1.5 million for the three months ended September 30, 2008.  The decrease was primarily due to an increase in deferred loan origination costs of $109,000, and decreases in non-cash stock compensation expense, incentive compensation accrual, and health and dental insurance expenses of $96,000, $63,000, and $46,000, respectively.   Compensation and benefits decreased $640,000 or 14.4%, to $3.8 million for the nine months ended September 30, 2009 from $4.4 million for the nine months ended September 30, 2008.  The decrease was primarily due to an increase in deferred origination costs of $151,000 and decreases in incentive compensation accrual and non-cash stock compensation expense of $299,000 and $215,000, respectively.

FDIC assessments increased $58,000 to $83,000 for the three months ended September 30, 2009 compared to $25,000 for the three months ended September 30, 2008.  The increase was primarily due to an increase in the assessment rate.   FDIC assessments increased $203,000 to $282,000 for the nine months ended September 30, 2009 compared to $79,000 for the nine months ended September 30, 2008.  The increase was primarily due to an increase in the assessment rate, as well as a $99,000 special assessment related to the final ruling adopted by the FDIC on May 22, 2009 which provides for a special assessment on each insured depository institution as of June 30, 2009.

Other operating expense decreased $1,000 to $395,000 for the three months ended September 30, 2009 compared to $396,000 for the three months ended September 30, 2008. Other operating expense increased $124,000 to $1.3 million for the nine months ended September 30, 2009 compared to $1.2 million for the nine months ended September 30, 2008. Other operating expense increased primarily due to increases of $257,000 of student loan servicing costs related to a new student loan program started in the third quarter of 2008 and $102,000 in Delaware franchise tax, partially offset by a decrease of $209,000 in stockholders’ relation expense.  The higher stockholders’ relation expense in the nine months ended September 30, 2008 was primarily related to the Company’s proxy solicitation for its contested election of directors at the 2008 annual meeting of stockholders.

Income Taxes

The Company had previously established a deferred tax asset of $3.4 million, the majority of which was represented by future tax benefits realizable from the loan loss provision and the cumulative net operating losses for tax purposes.  At September 30, 2009, management conducted a quarterly assessment of the realizability of the deferred tax asset by considering both positive and negative evidence related to the Company’s ability to generate sufficient taxable income in the near-term.  At September 30, 2009, management determined that a 100% valuation allowance against the deferred tax asset was needed.  As a result, a valuation allowance of $3.4 million was recorded as income tax expense.  This non-cash charge increased the net loss by $3.4 million for the three and nine months ended September 30, 2009. This decision reflects management’s current assessment that it is more likely than not that this asset will not be realized.  This assessment is largely based on the evidence of cumulative losses in the current year-to-date and prior two fiscal years.   This non-cash charge did not affect the Company’s cash flows or liquidity and did not have a significant effect on the Bank’s regulatory capital ratios.  The Company’s loss before income taxes for the three and nine months ended September 30, 2009 was $1.2 million and $813,000, respectively.

The table below illustrates the effect on the Bank’s regulatory capital ratios as a result of the valuation allowance.

	Before 100% Valuation Allowance	After 100% Valuation Allowance	Difference
Tier 1 Leverage Ratio	18.24%	17.43%	-0.81%
Tier 1 Risk Based Capital Ratio	20.58%	20.06%	-0.52%
Total Risk Based Capital Ratio	21.85%	21.33%	-0.52%

Net (Loss) Income

For the three and nine months ended September 30, 2009, the Company recorded net loss of $4.6 million or $0.50 per diluted share and net loss of $4.3 million or $0.47 per diluted share, respectively.  For the three and nine months ended September 30, 2008, net income was $151,000 or $0.01 per diluted share and $416,000 or $0.04 per diluted share, respectively.  The decrease in the Company’s earnings for the three months ended September 30, 2009 compared to September 30, 2008 was primarily the result of establishing a 100% valuation allowance of $3.4 million against the deferred tax asset recorded at September 30, 2009 and an increase in the provision for loan losses of $1.4 million from $281,000 to $1.7 million.  The decrease in the Company’s earnings for the nine months ended September 30, 2009 compared to September 30, 2008 was primarily the result of establishing a 100% valuation allowance of $3.4 million against the deferred tax asset recorded at September 30, 2009 and an increase in the provision for loan losses of $1.6 million from $712,000 to $2.4 million.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY”.  The Company’s wholly owned subsidiary, 1st Century Bank, N.A., is a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a continuing decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from 1st Century Bancshares’ recent performance:

	September 30,	December 31,	September 30,
	2009	2008	2008
Balance Sheet results:
(Dollars in thousands except share and per share data)

Total Assets	$ 257,915	$ 259,354	$ 254,661
Gross Loans	$ 188,545	$ 199,983	$ 195,938
Allowance for Loan Losses ("ALL")	$ 5,566	$ 5,171	$ 2,921
ALL to Gross Loans	2.95%	2.59%	1.49%
Net Charge-off to YTD Average Gross Loans*	1.02%	0.82%	0.09%
Non-performing Assets	$ 12,563	$ 5,854	$ 235
Total Deposits	$ 188,749	$ 154,287	$ 162,661
Total Shareholders' Equity	$ 50,578	$ 57,048	$ 59,614
Gross Loans to Deposits	99.89%	129.62%	120.46%
Equity to Assets	19.61%	22.00%	23.41%
Ending Shares Outstanding, excluding Treasury Stock	9,331,343	10,009,898	10,303,798
Ending Book Value per Share	$ 5.42	$ 5.70	$ 5.79

	Three Months Ended September 30,
	2009	2008
Quarter Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$ 2,529	$ 2,817
Provision for Loan Losses	$ 1,707	$ 281
Non-interest Income	$ 301	$ 157
Non-interest Expense	$ 2,319	$ 2,472
(Loss) Income Before Taxes	$ (1,196)	$ 221
Income Tax Provision	$ 3,362	$ 70
Net (Loss) Income	$ (4,558)	$ 151
Basic (Loss) Earnings per Share	$ (0.50)	$ 0.02
Diluted (Loss) Earnings per Share	$ (0.50)	$ 0.01
Quarterly Return on Average Assets*	(7.07)%	0.25%
Quarterly Return on Average Equity*	(33.25)%	1.02%
Quarterly Net Interest Margin*	4.08%	4.64%

	Nine Months Ended September 30,
	2009	2008
YTD Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$ 7,946	$ 8,439
Provision for Loan Losses	$ 2,354	$ 712
Non-interest Income	$ 776	$ 329
Non-interest Expense	$ 7,181	$ 7,362
(Loss) Income Before Taxes	$ (813)	$ 694
Income Tax Provision	$ 3,498	$ 278
Net (Loss) Income	$ (4,311)	$ 416
Basic (Loss) Earnings per Share	$ (0.47)	$ 0.04
Diluted (Loss) Earnings per Share	$ (0.47)	$ 0.04
YTD Return on Average Assets*	(2.24)%	0.23%
YTD Return on Average Equity*	(10.40)%	0.95%
YTD Net Interest Margin*	4.24%	4.74%

*Percentages are reported on an annualized basis.